Exhibit j under Form N-1A

                                              Exhibit 23 under Item 601/Reg. S-K






CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-129342 on Form N-1A of our report dated December 27, 2007, relating to the financial statements and financial highlights of BBH Trust (the "Trust") (composed of BBH Broad Market Fund, BBH Real Return Fund, BBH International Equity Fund and BBH Core Select (collectively the "Funds")) appearing in the Annual Report on Form N-CSR of the BBH Trust, for the year ended October 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts
February 29, 2008